The business integration described in this press release involves securities of foreign companies.  The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial information included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and all of its officers and directors are residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the transaction described below, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only.  While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

October 13, 2016

Press Release

Company: Idemitsu Kosan Co., Ltd.
Representative Director & Chief Executive Officer:
Takashi Tsukioka
(Company Code: 5019, TSE 1st Section)
Contact person:
Koji Tokumitsu, General Manager, Investor Relations Office, Treasury Department
 (Tel: +81-3-3213-9307)

Announcement Regarding the Acquisition of Showa Shell Sekiyu K.K. Shares (33.3% of the voting rights) from Royal Dutch Shell plc

Idemitsu Kosan Co., Ltd. (3-1-1 Marunouchi, Chiyoda-ku, Tokyo: CEO, Representative Director, Takashi Tsukioka) (“we”), announced in the press release “Announcement Regarding the Acquisition Schedule of Showa Shell Sekiyu K.K. Shares (33.3% of the voting rights) from Royal Dutch Shell plc” on September 7, 2016, that we were scheduled to acquire Showa Shell Sekiyu K.K. (Daiba 2-3-2, Minato-ku, Tokyo: Group CEO, Representative Director, Tsuyoshi Kameoka) shares (33.3% of the voting rights) from Royal Dutch Shell group between October and November 2016.  The Japan Fair Trade Commission’s review of the business combination, upon which the share acquisition is conditioned, remains ongoing.  Today, we announced a change in the date of the business integration in the press release “Announcement on the Date of the Business Integration between Showa Shell Sekiyu K.K. and Idemitsu Kosan Co., Ltd.”  However, there is no modification to the above schedule at this moment.  If matters that should be disclosed occur, we will make a prompt announcement.

End

Note: The above information includes “forward-looking statements” that reflect the plans and expectations of Idemitsu Kosan Co., Ltd. (“Idemitsu”) in relation to, and the benefits resulting from, its business integration with Showa Shell Sekiyu K.K. (“Showa Shell”) described above. To the extent that these statements do not relate to historical or current facts, they constitute forward-looking statements. These forward-looking statements are based on the current assumptions and beliefs of Idemitsu in light of the information currently available to it, and involve known and unknown risks, uncertainties and other factors. In particular, the date of the share transfer is subject to change for reasons such as the status of the Japan Fair Trade Commission’s review of the Share Acquisition. The effective date of the business integration is subject to change upon discussion with Showa Shell, if necessary, for certain reasons such as changes in the share transfer date or delays in the progress of post-merger integration preparations required for a smooth start of operations on Day 1. Idemitsu and Showa Shell undertake no obligation to publicly update any forward-looking statements after the date of this document. Investors are advised to consult any further disclosures by Idemitsu or Showa Shell in their subsequent domestic filings in Japan and filings with the U.S. Securities and Exchange Commission.